BIKINI TEAM INTERNATIONAL, INC. ANNOUNCES COMPLETION OF
                     STOCK EXCHANGE AGREEMENT

Salt Lake City, Utah - May 27, 2004 - Bikini Team International, Inc., a Utah corporation ("Bikini Team" or the "Company") (OTCBB: BIKN) announced the completion of a Stock Exchange Agreement (the "Agreement") by and among Logistical Support, LLC, a California limited liability company, Hill Aerospace & Defense, LLC, a California limited liability company and its subsidiaries or affiliates (together, "Hill"), and all of the holders of common membership interests and preferred membership interests of Hill, in consideration of the issuance and exchange of an aggregate of 63,200,000 "unregistered" and "restricted" shares of the Company's $0.001 par value common stock, and 20,997,574 warrants to purchase common stock of the Company. Following the closing of the Agreement, the cancellation of certain shares by management and the issuance of the shares to be exchanged, and issuance of shares in connection with contractual obligations, there will be 63,945,000 outstanding shares of common stock of the Company with the Hill common stockholders owning approximately 99.7% of these outstanding securities.

Bikini Team's name will be changed to "Logistical Support, Inc." and the Company will seek a new OTC Bulletin Board symbol.

Hill Aerospace & Defense, LLC and Logistical Support, LLC will provide standard and non-standard parts and assemblies, ground support and test equipment, and support services to armed forces around the world, primarily for military aircraft and helicopters that are no longer supported by the manufacturer.

Contact:  Bruce Littell, Co-Chairman and Chief Executive Officer
          Telephone: (818) 734-5001